Exhibit 99.1

FOR IMMEDIATE RELEASE
January 31, 2025

Tandy Leather Factory, Inc. Clarifies Ex-Dividend Date for Special Dividend

FORT WORTH, TEXAS – January 31, 2025 – On January 29, 2025, Tandy Leather Factory, Inc. (the “Company”, Nasdaq: TLF) announced that its Board of Directors had declared the payment of a special cash dividend to its stockholders of $1.50 per share of common stock held.  The dividend will be paid on or about February 18, 2025.

Because the dividend amount is more than 25% of the current market price of the Company’s common stock, the ex-dividend date will be February 19, 2025, in accordance with Nasdaq UPC Rule 11140.  On that date, the Company’s common stock will begin trading without the right to receive the special dividend, and the price will be adjusted accordingly.

Tandy Leather Factory, Inc. (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 99 North American stores (including two temporarily closed for relocation) located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Jeff Gramm, Tandy Leather Factory, Inc.  (817) 872-3200 or jeff@banderapartners.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.